EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer (818) 949-5300 ext. 5728

SPORT CHALET REPORTS FOURTH QUARTER
AND FULL YEAR FISCAL 2010 RESULTS

-	Fourth quarter same store sales increased 5.7%
-	Achieved positive EBITDA in all four quarters
-	Exceeded bank loan agreement EBITDA covenant by $4.1 million
-	Fourth quarter net loss reduced to $0.3 million
-	Full year net loss reduced significantly to $8.3 million

Los Angeles, California – (June 2, 2010) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced financial results for its fourth quarter and full year ended March 28, 2010.

Fourth Quarter Results
Sales increased 6.8% to $90.2 million for the fourth quarter of fiscal 2010 from $84.5 million for the fourth quarter of fiscal 2009.  The increase is primarily due to a same store sales increase of $4.7 million, or 5.7%, which was driven by favorable winter weather experienced in most of the Company’s markets, improved inventory position from increased fulfillment of orders by vendors and enhanced direct customer marketing through an increase in Action Pass membership, the Company’s customer relationship program.  The same store sales increase was the first quarterly increase since the first quarter of fiscal 2008.

Gross profit as a percent of sales increased to 27.7% compared to 19.8% for the fourth quarter of last year.  The increase was primarily a result of decreased markdowns on winter products.  Selling, general and administrative expenses (“SG&A”) as a percent of sales decreased to 24.3% from 28.5% in the same period last year, primarily due to savings of $3.2 million from cost containment initiatives, as well as the leverage from increased sales.

As a result of increased sales and decreased SG&A expenses, net loss for the quarter ended March 28, 2010 was reduced to $0.3 million, or $0.02 per diluted share, compared to a net loss of $11.1 million, or $0.79 per diluted share, for the quarter ended March 29, 2009.

Craig Levra, Chairman and CEO, stated, “Although the Company has yet to return to profitability, and given that our stores are located in markets hardest hit by unemployment, bankruptcies, home foreclosures and declines in home values, I am pleased that we were able to generate positive same store sales by taking advantage of the favorable weather with adequate inventory levels and increased utilization of our growing Action Pass membership, along with a significantly improved online customer experience at sportchalet.com.  At the same time we were able to keep our focus on our cost containment initiatives.  After ten consecutive quarters of negative same store sales, we are hopeful that the increase in the fourth quarter reflects the beginning of a change in trends.”

Bank Loan Covenant Compliance
While reporting a loss, the Company continued to exceed the requirements of its bank loan agreement. For the fiscal year, the Company achieved earnings before interest, taxes and depreciation (“EBITDA”) of $9.46 million compared to the minimum requirement of $5.35 million EBITDA contained in the Company’s current bank loan agreement.  The bank requirement measures cumulative EBITDA on a trailing twelve month basis each month; accordingly, the $4.1 million achieved above the minimum EBITDA requirement in fiscal 2010 can be used to offset any future shortfalls.

Full Year Results
For the fiscal year, sales decreased 5.1% to $353.7 million from $372.7 million for fiscal 2009.  The decrease is primarily due to a same store sales decrease of $30.4 million, or 8.4%, as the result of weaker macroeconomic conditions earlier in the year, partially offset by improved sales in the fourth quarter and sales of $18.1 million from four new stores not included in the same store sales calculation.

Gross profit as a percent of sales increased to 26.8% compared to 23.7% for fiscal 2009.  The increase was primarily the result of decreases in markdowns, related to improved demand for winter products along with improved inventory control, and reduced rent from successful lease negotiations.  SG&A as a percent of sales decreased to 24.3% compared to 28.9% for fiscal 2009, as expenses related to new stores were offset by savings of $24.0 million from cost containment initiatives, primarily from decreases in salaries, advertising, professional fees, repairs and maintenance and utilities.

As previously reported, the Company recorded a non-cash impairment charge of $10.9 million for fiscal 2010, compared to a non-cash impairment charge of $10.7 million for fiscal 2009, related to certain stores.  In addition, the Company received an income tax benefit of $9.1 million related to the portion of the 2009 net operating loss (NOL) carryback that was recently allowed by legislative changes compared to a tax provision of $5.8 million for fiscal 2009.  This $9.1 million refund was received in January 2010.

As a result of decreased SG&A expenses and the income tax refund, partially offset by the reduction in same store sales and the impairment charge, net loss for fiscal 2010 was reduced to $8.3 million, or $0.59 per diluted share, compared to a net loss of $52.2 million or $3.70 per diluted share, for fiscal 2009.  Excluding the non-cash impairment charges and the effect of income taxes in fiscal 2010 and 2009, net loss for fiscal 2010 was reduced to $6.5 million, or $0.46 per diluted share, compared to net loss of $35.7 million, or $2.53 per diluted share, for fiscal 2009.

Craig Levra, Chairman and CEO, concluded, “The economic environment in 2009 was very challenging and remains so in our markets.  In response, we examined and modified our business model in a manner that made us more efficient, more focused and better able to navigate this difficult environment.  Our entire team worked diligently to ensure that our company not only survived, but built a foundation for future prosperity.  Working in conjunction with our business partners and our merchandise vendors, we made major strides in our ECommerce initiative as we more fully developed this business to drive branding, as well as generate online and offline sales. We made good progress as we achieved better results in the fourth quarter and positive EBITDA in all four quarters, but we recognize there is more to do and remain focused on continued improvement.”

Non-GAAP Financial Measures
In addition to reporting the Company’s financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides information regarding EBITDA, net loss and loss per diluted share adjusted for non-cash impairment charges and income taxes.  These measures are considered non-GAAP and are not preferable to GAAP financial information.  EBITDA, as defined in the Company’s current bank loan agreement is a non-GAAP measure of liquidity and is included in this release to provide information concerning the Company’s performance relative to benchmarks contained in the bank loan agreement.  In addition, the Company believes the non-GAAP information provides additional measures of performance that the Company’s management, analysts and investors can use to compare operating results between reporting periods.  For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures,” included at the end of this release.

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada, Arizona and Utah, as well as a Team Sales Division.  The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 55 locations.  The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including any statement concerning the Company’s prospects or its ability to identify and implement opportunities to improve its results of operations or prospects.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to reduce an adequate amount of operating expenses and control costs, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Sport Chalet, Inc.

Consolidated Statements of Operations

	Fiscal year
	2010	2009	2008
	(in thousands, except per share amounts)
Net sales	$353,695	$372,652	$402,534
Cost of goods sold, buying and occupancy costs	258,873	284,257	285,982
Gross profit	94,822	88,395	116,552

Selling, general and administrative expenses	85,894	107,651	105,697
Depreciation and amortization	12,644	14,243	12,898
Impairment charge	10,935	10,730	2,077
Loss from operations	(14,651)	(44,229)	(4,120)

Interest expense	2,762	2,195	1,466
Loss before income taxes	(17,413)	(46,424)	(5,586)

Income tax (benefit) provision	(9,139)	5,823	(2,224)
Net loss	$(8,274)	$(52,247)	$(3,362)

Loss per share:
Basic and diluted	$(0.59)	$(3.70)	$(0.24)

Weighted average number of common shares outstanding:
Basic and diluted	14,126	14,123	14,075

Sport Chalet, Inc.

Consolidated Balance Sheets

	March 28,	March 29,
	2010	2009
Assets	(in thousands, except share amounts)
Current assets:
Cash and cash equivalents	$2,906	$290
Accounts receivable, net of allowances for doubtful accounts of $348 and $376, respectively	2,403	1,434
Merchandise inventories	97,280	88,431
Prepaid expenses and other current assets	1,235	2,178
Income tax receivable	12	1,004
Total current assets	103,836	93,337

Fixed assets, net	34,873	57,718
Total assets	$138,709	$151,055

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$24,998	$31,083
Loan payable to bank	45,290	39,140
Salaries and wages payable	3,972	4,150
Other accrued expenses	15,909	19,379
Total current liabilities	90,169	93,752

Deferred rent	24,056	25,217
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 2,000,000 Issued and outstanding shares – none	–	–
Class A Common stock, $.01 par value:
Authorized shares – 46,000,000 Issued and outstanding shares – 12,412,490 in 2010 and 12,359,990 in 2009	124	124
Class B Common stock, $.01 par value:
Authorized shares – 2,000,000 Issued and outstanding shares – 1,770,821 in 2010 and 1,763,321 in 2009	18	18
Additional paid-in capital	35,130	34,458
Accumulated deficit	(10,788)	(2,514)
Total stockholders’ equity	24,484	32,086
Total liabilities and stockholders’ equity	$138,709	$151,055

Sport Chalet, Inc.

Consolidated Statements of Cash Flows

	Fiscal year
	2010	2009	2008
Operating activities	(in thousands)
Net loss	$(8,274)	$(52,247)	$(3,362)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	12,644	14,243	12,898
Loss on disposal of equipment	4	173	326
Impairment charge	10,935	10,730	2,077
Share-based compensation	530	354	233
Deferred income taxes	–	5,723	1,928
Changes in operating assets and liabilities:
Accounts receivable	(969)	(75)	5,535
Merchandise inventories	(8,849)	(2,286)	922
Prepaid expenses and other current assets	943	3,992	(1,343)
Income tax receivable	992	401	77
Accounts payable	(6,085)	1,602	(1,373)
Salaries and wages payable	(178)	(470)	(379)
Other accrued expenses	(3,470)	6,125	(2,327)
Deferred rent	(1,161)	996	1,162
Net cash (used in) provided by operating activities	(2,938)	(10,739)	16,374

Investing activities
Purchases of fixed assets	(738)	(16,245)	(22,433)
Net cash used in investing activities	(738)	(16,245)	(22,433)

Financing activities
Proceeds from bank borrowings	396,262	321,979	110,573
Repayment of bank borrowings	(390,112)	(300,055)	(105,133)
Checks drawn in excess of cash in balances	–	1,446
Proceeds from exercise of stock options	142	–	372
Tax benefit on employee stock options	–	10	300
Net cash provided by financing activities	6,292	23,380	6,112

Increase (decrease) in cash and cash equivalents	2,616	(3,604)	53
Cash and cash equivalents at beginning of year	290	3,894	3,841
Cash and cash equivalents at end of year	$2,906	$290	$3,894
Cash paid during the year for:
Income taxes	$–	$52	$30
Interest	$2,645	$1,716	$1,247

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

EBITDA is a non-GAAP measure of liquidity and is primarily included in this release to provide information concerning the Company’s performance relative to benchmarks contained in the bank loan agreement.  EBITDA, as defined in the Company’s current bank agreement as (loss) income before (benefit) provision for income taxes, interest expense, depreciation and amortization, certain non-cash charges as well as share-based compensation expense. Management also believes EBITDA is useful because it is frequently used by analysts and investors in evaluating companies. In addition, management uses EBITDA, along with other GAAP measures, in evaluating operating performance compared to that of other companies because the calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and the accounting effects of capital spending.  When analyzing operating performance, investors should use EBITDA in addition to, and not as an alternative for, income (loss) from operations and net income (loss), each as determined in accordance with GAAP.  Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures used by other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

EBITDA, as defined in the Company’s current bank loan agreement, to net loss as presented in the Company’s consolidated statements of operations.

	2010	Fiscal year 2009	2008
		(in thousands)
Net loss	$(8,274)	$(52,247)	$(3,362)
Income tax (benefit) provision	(9,139)	5,823	(2,224)
Interest expense	2,762	2,195	1,466
Depreciation and amortization	12,644	14,243	12,898
Share-based compensation	530	354	232
Non-cash impairment charge	10,935	10,730	2,077
EBITDA (loss)	$9,458	$(18,902)	$11,087

The exclusion of impairment charges and income taxes for fiscal 2010, 2009 and 2008 from net loss and diluted loss per share provides a consistent comparison between years.  These non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	2010	Fiscal year 2009	2008
		(in thousands)
Net loss	$(8,274)	$(52,247)	$(3,362)

Non-cash impairment charge	10,935	10,730	2,077
Income tax (benefit) provision	(9,139)	5,823	(3,362)
Non-GAAP net loss	$(6,478)	$(35,694)	$(4,647)

Non-GAAP diluted loss per share	$(0.46)	$(2.53)	$(0.33)

Diluted shares	14,126	14,123	14,075